Exhibit (b)(2)

KELTIC FINANCIAL SERVICES LLC

580 WHITE PLAINS ROAD

SUITE 610

TARRYTOWN, NEW YORK 10591

TEL: (914) 921-3555

FAX: (914) 921-1154

September 25, 2009

Mr. Paul Gallagher

President & CEO

Hirsch Acquisition Corporation

50 Engineers Road

Hauppauge, NY 11788

Dear Mr. Gallagher:

The commitment letter dated June 12, 2009 (the “Commitment Letter”) between Hirsch Acquisition Corporation and Keltic Financial Partners II, LP requires that the closing of the Facility occur no later than September 30, 2009. As a result of delays in certain filing requirements required by the SEC, you have requested that Keltic extend the closing date requirement to November 6, 2009. Keltic is in agreement to extend such closing date subject to the following terms and conditions:

1)	This Commitment will expire if the closing of the loan Facility does not occur on or before November 6, 2009.
2)	Keltic receives an additional Good Faith Deposit of $20,000 by close of business September 28, 2009.
3)

The Commitment Letter is amended to reflect the Borrowers as Hirsch Holdings, Inc. as the parent and its wholly owned subsidiary HIC Acquisition Company with HIC Acquisition Company to merge into Hirsch International Corp. with Hirsch International Corp. as the surviving entity.

All other terms and conditions of the Commitment Letter will remain in effect.

For your convenience, the additional Good Faith Deposit may be sent by wire transfer to the following account:

Harris Trust & Savings Bank

Chicago, Illinois 60690

ABA:  071000288

Acct#:  3115524

Name:  Keltic Financial Services, LLC

This amendment to the Commitment Letter is not effective unless it has been signed by Keltic and an authorized signer for the Borrower and such signed letter has been received by Keltic, along with the additional Good Faith Deposit required above, by close of business September 28, 2009. We look forward to proceeding expeditiously with the closing of this loan Facility and to a mutually beneficial relationship.

Sincerely,

/s/ Oleh Szczupak

Oleh Szczupak

EVP and Chief Credit Officer

AGREED AND ACCEPTED

Hirsch Holdings, Inc.

/s/ Paul Gallagher

Title: President and CEO

Date: September 28, 2009

HIC Acquisition Company

/s/ Paul Gallagher

Title: President and CEO

Date: September 28, 2009

Attachment: Commitment Letter dated 6/12/09 and Term Sheet dated 4/1/09

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